Exhibit 99.1

Investor Relations:	Public Relations:
Doug Miller	Steve Gabriel
Synplicity, Inc.	Porter Novelli
408/215-6000	408/369-1500
ir@synplicity.com	steve.gabriel@porternovelli.com

SYNPLICITY ANNOUNCES REVENUE OF $14.6 MILLION

FOR THE QUARTER ENDED MARCH 31, 2005

Highlights:

•	First quarter revenue and earnings per share exceeded guidance

•	First quarter GAAP net income of $515,000, or $0.02 per diluted share

•	First quarter pro forma net income of $747,000, or $0.03 per diluted share

•	Total product bookings increased in the first quarter of 2005 on a year over year basis

SUNNYVALE, Calif., April 20, 2005 — Synplicity, Inc. (Nasdaq: SYNP), a leading supplier of software for the design and verification of semiconductors, today announced financial results for the quarter ended March 31, 2005. Revenue for the quarter ended March 31, 2005 was $14.6 million, an 8 percent increase from revenue of $13.5 million for the quarter ended March 31, 2004 and a 4 percent sequential decrease from revenue of $15.1 million for the quarter ended December 31, 2004.

On a generally accepted accounting principles (GAAP) basis, net income was $515,000, or $0.02 per diluted share, for the quarter ended March 31, 2005, which included amortization of intangible assets from acquisitions of $223,000 and stock-based compensation expense of $9,000. For the quarter ended March 31, 2004, GAAP net income was $296,000, or $0.01 per diluted share, which included amortization of intangible assets of $223,000 and stock-based compensation expense of $62,000. For the quarter ended December 31, 2004, GAAP net income was $803,000, or $0.03 per diluted share, which included amortization of intangible assets from acquisitions of $222,000 and stock-based compensation expense of $29,000.

Pro forma net income was $747,000, or $0.03 per diluted share, for the quarter ended March 31, 2005, compared to pro forma net income of $581,000, or $0.02 per diluted share, for the quarter ended March 31, 2004, and pro forma net income of $1.1 million, or $0.04 per diluted share, for the quarter ended December 31, 2004. Pro forma figures exclude the impact of amortization of intangible assets and stock-based compensation expense. A reconciliation of GAAP to pro forma net income is included with this press release.

“The momentum we felt in both our FPGA and ASIC business at the end of last year has continued into the first quarter of 2005,” said Gary Meyers, president and CEO. “During the first quarter of 2005 we grew product bookings, revenues and earnings over last year’s first quarter, with solid execution across the product lines. We believe our focus on products for the FPGA and structured/platform ASIC markets will lead to continued growth this year,” Meyers concluded.

Business Outlook

The following statements are based on current expectations. We do not intend to update, confirm or change this guidance until our earnings conference call, although we may provide additional detail regarding our guidance on today’s scheduled call.

•	Revenue for the second quarter of 2005 is expected to be approximately $15 million

•	GAAP and pro forma net income per fully diluted share for the second quarter of 2005 are expected to be approximately $0.01 and $0.02, respectively

•	Revenue for 2005 is expected to be approximately $62 million, unchanged from prior guidance

•	GAAP and pro forma net income per fully diluted share for 2005 are expected to increase to approximately $0.15 and $0.18, respectively

Audio Webcast

Synplicity’s earnings call will be webcast today at 2:00 p.m. Pacific, and may be accessed at http://investor.synplicity.com or at http://www.firstcallevents.com. Synplicity will discuss its first quarter 2005 results and 2005 business outlook. Following completion of the call, a rebroadcast of the webcast will be available at http://investor.synplicity.com through June 30, 2005. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific on April 20, 2005 through April 27, 2005. To listen to a replay, call (719) 457-0820, access code 1589543.

Use of Non-GAAP Financial Measures

This press release includes financial measures for net income and net income per share that exclude certain non-cash charges and that have not been calculated in accordance with GAAP. These measures differ from GAAP in that they exclude the amortization of intangible assets from acquisitions and stock-based compensation expense for stock options granted prior to Synplicity’s initial public offering. Synplicity has previously provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between quarters that is not influenced by certain non-cash expenses and therefore are helpful to understanding Synplicity’s underlying operational results. Further, these non-GAAP measures are some of the primary measures Synplicity’s management uses for planning and forecasting. These measures should not be considered an alternative to GAAP, and these non-GAAP measures may not be comparable to information provided by other companies.

About Synplicity

Synplicity® Inc. (Nasdaq: SYNP) is a leading supplier of innovative synthesis, verification and physical implementation software solutions that enable the rapid and effective design and verification of semiconductors. Synplicity’s high-quality, high-performance tools significantly reduce costs and time-to-market for FPGA, structured/platform ASIC and cell-based/COT ASIC designers. The company’s underlying Behavior Extracting Synthesis Technology® (BEST™), which is embedded in its logical, physical and verification tools, and has led to Synplicity’s top position in FPGA synthesis, now provides the same fast runtimes and quality of results to ASIC and COT customers. The company’s fast, easy-to-use products support industry standard design languages (VHDL and Verilog) and run on popular platforms. Synplicity employs over 280 people in its 20 facilities worldwide. Synplicity is headquartered in Sunnyvale, California. For more information, visit http://www.synplicity.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Synplicity’s growth and business outlook for revenue and net income per share. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause Synplicity’s actual financial results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. In some cases, you will be able to identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Forward-looking statements are only predictions and actual events or results may differ materially. Synplicity cannot provide any assurance that its future results will meet expectations. Synplicity’s operating results could differ materially due to a number of factors, including the performance and quality of both its FPGA and ASIC software products relative to its competitors’ products, the growth of structured/platform ASIC and FPGA markets and the growth of its ASIC synthesis business. For additional information and considerations regarding the risks faced by Synplicity, see its annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time including its quarterly reports on Form 10-Q. Although Synplicity believes that the expectations reflected in the forward-looking statements are reasonable, Synplicity cannot guarantee future results, levels of activity, performance or achievements. In addition, neither Synplicity nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements. Synplicity disclaims any obligation to update information contained in any forward-looking statement.

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Synplicity and Behavior Extracting Synthesis Technology are registered trademarks of Synplicity, Inc. BEST is a trademark of Synplicity Inc. All other names mentioned herein are the trademarks or registered trademarks of their owners.

SYNPLICITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004 (1)
	(unaudited)
Assets:
Current assets:
Cash, cash equivalents and short-term investments	$49,840	$48,681
Accounts receivable, net	8,963	8,851
Other current assets	1,913	2,167

Total current assets	60,716	59,699
Property and equipment, net	3,148	2,989
Goodwill	1,272	1,272
Intangible assets, net	2,124	2,347
Other assets	770	780

Total assets	$68,030	$67,087

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$1,005	$1,087
Accrued liabilities	1,678	1,398
Accrued compensation	3,259	3,797
Deferred revenue	16,936	15,957

Total current liabilities	22,878	22,239
Shareholders’ equity:
Common stock	55,798	56,107
Additional paid-in capital	3,431	3,452
Deferred stock-based compensation	(58)	(88)
Accumulated deficit	(13,469)	(13,984)
Accumulated other comprehensive loss	(550)	(639)

Total shareholders’ equity	45,152	44,848

Total liabilities and shareholders’ equity	$68,030	$67,087

(1)	Derived from audited financial statements.

SYNPLICITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2005	2004
Revenue:
License	$7,976	$7,394
Maintenance	6,582	6,104

Total revenue	14,558	13,498
Cost of revenue:
Cost of license	132	203
Cost of maintenance	456	590
Amortization of intangible assets from acquisitions	223	223

Total cost of revenue	811	1,016

Gross profit	13,747	12,482
Operating expenses:
Research and development	6,077	5,565
Sales and marketing	5,754	5,418
General and administrative	1,530	1,163
Stock-based compensation	9	62

Total operating expenses	13,370	12,208

Income from operations	377	274
Other income, net	272	123

Income before income taxes	649	397
Income tax provision	134	101

Net income	$515	$296

Net income per share:
Basic and diluted net income per share	$0.02	$0.01

Shares used in basic per share calculation	26,258	25,895

Shares used in diluted per share calculation	27,874	27,875

SYNPLICITY, INC.

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 31,		December 31,
	2005	2004	2004
GAAP net income	$515	$296	$803
Amortization of intangible assets from acquisitions	223	223	222
Stock-based compensation	9	62	29

	$747	$581	$1,054

Pro forma net income per share:
Pro forma net income per common share	$0.03	$0.02	$0.04

Shares used in pro forma per share calculation	27,874	27,875	27,246

	Quarter Ending June 30, 2005	Year Ending December 31, 2005
	(Forward-Looking)
GAAP net income per diluted share	$0.01	$0.15
Amortization of intangible assets from acquisitions	0.01	0.03
Stock-based compensation	—	—

Pro forma net income per diluted share	$0.02	$0.18